Exhibit 99.1

Explanation of Responses:

(1) Common Stock and Warrants held directly by Brookfield Retail Holdings LLC, a Delaware limited liability company (“BRH”).

(2) Common Stock and Warrants held directly by Brookfield Retail Holdings II LLC, a Delaware limited liability company (“BRH II”).

(3) Common Stock and Warrants held directly by Brookfield Retail Holdings III LLC, a Delaware limited liability company (“BRH III”).

(4) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-A LLC, a Delaware limited liability company (“BRH IV-A”).

(5) Common Stock and Warrants beneficially owned by Brookfield Retail Holdings IV-B LLC, a Delaware limited liability company (“BRH IV-B”) and held in title by Brookfield US Retail Holdings LLC.

(6) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-C Sub LLC, a Delaware limited liability company (“BRH IV-C”).

(7) Common Stock and Warrants held directly by Brookfield Retail Holdings IV-D LLC, a Delaware limited liability company (“BRH IV-D” and, together with BRH, BRH II, BRH III, BRH IV-A, BRH IV-B, and BRH IV-C, the “Investment Vehicles”).

(8) Common Stock held directly by Brookfield Retail Holdings VI LLC, a Delaware limited liability company (“BRH VI”). Each of (i) Brookfield U.S. Corporation (“BUSC”), as a member of Brookfield Retail Split II LLC (“BR Split II”) and sole shareholder of Brookfield REP GP Inc., the manager of BR Split II, (ii) Brookfield US Holdings Inc. (“BUSH”), the sole shareholder of BUSC, and (iii) Brookfield Holdings Canada Inc. (“BHC”), as the sole shareholder of BUSH, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock directly beneficially owned by BRH VI. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by BRH VI is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by BRH VI, except to the extent of any indirect pecuniary interest therein.

(9) Each of (i) BUSC, as an indirect shareholder in Brookfield Retail Split LP (“BRS”) and the sole shareholder of the Reporting Person, the general partner of BRS, (ii) BUSH, as the sole shareholder of BUSC, and (iii) BHC, as the sole shareholder of BUSH, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock that are directly beneficially owned by each Investment Vehicle. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock held by the Investment Vehicles is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(10) Each Warrant entitles the holder to purchase one share of Common Stock at an initial exercise price of $10.75 per share, subject to adjustments as provided in the warrant agreement, dated as of November 9, 2010, by and among Mellon Investor Services LLC, as warrant agent, and the Issuer.

(11) BRS, of which the Reporting Person is the general partner, was wound up and distributed its interests in the Investment Vehicles to its limited partners.